EXHIBIT 10.1

Franklin Templeton Companies, LLC One Franklin Parkway San Mateo, CA 94403-1906 Tel +1 800-632 2350 franklintempleton.com

11 May 2017

Alok Sethi
[Address]

Mumbai - 400054
Maharashtra
India

Dear Alok:

We have pleasure in offering you an International Assignment (“Assignment”) with Franklin Templeton Companies, LLC (the “Company”) in the United States of America. This Assignment Agreement (“Agreement”) will outline the terms and conditions of your Assignment.

Your point of origin is Mumbai, India (the “Home Country”), and your country of reference during your Assignment is San Mateo, CA, United States of America (the “Host Country”).

1.	TERM

Your anticipated start date is July 1, 2017. The length of your Assignment is intended to be 11 months, subject to earlier termination, and is expected to end on May 31, 2018. The Company and you may mutually agree to extend the length of stay as determined by business objectives, or for any other reasons. At the end of the Assignment you will either return to your Home Country, be reassigned to another location or be localized and become an employee of Franklin Templeton Companies, LLC.

2.	COMPENSATION AND BENEFITS

(a)Job Title. Your new job title will be EVP - Technology & Operations. You will report to Jenny Johnson, President & COO.

(b)     Base Salary. Your base pay and incentives are tied to the Host Country compensation system and your salary will be reviewed under the normal Host Country salary administration guidelines. You will be paid an annual salary of $400,000. You will be paid on a bi-weekly basis (every other Friday) in accordance with Franklin Templeton’s regular payroll procedures.

Base salary will continue to be used to determine the level of benefits for any employee plan in which you will participate.

(c)    Performance Evaluation. A performance evaluation will be performed on an annual basis by your direct supervisor or his/her designee.

(d)     Annual Incentive Plan (“AIP”). In addition to the amounts of compensation provided above, you shall be eligible for the Franklin Templeton Annual Incentive Plan (“AIP”). This discretionary bonus will be based on Franklin Resources, Inc. performance, the overall performance of the Company and your individual performance. You must be employed on the incentive pay date in order to be eligible to receive payment. Your management position has a split between cash and equity.

(e)    Payroll. Compensation will be paid to you through the Host Country payroll system. You are encouraged to work with your bank or other financial institution to determine what additional payroll disposition instructions will be required to meet your specific financial needs.

(f)    Allowances. Certain allowances are paid in Host Country currency and included in your pay. Allowances are an indemnity payment designed to reimburse additional expenses, if any, which may be incurred as a result of this Assignment. Allowances will not be used in determining pension or other employee benefits.

All allowances are discontinued automatically when your Assignment concludes, upon localization, or when you terminate your employment with the Company. In the case of starting a new Assignment in another location, allowances are recalculated to reflect the economic conditions of the new country.

(g)    Travel to the Host Country. The Company will provide you and your accompanying family members with the most direct route, one-way airfare from India to San Mateo consistent with the Company’s Global Travel Policy. In addition, the Company will reimburse you for ground transportation from home to the airport.

Travel arrangements must be processed through the Company’s travel service. Expenses on travel date(s) will be reimbursed based on reasonable and customary basis. An Expense Report must be submitted for authorized expenses incurred while traveling to the overseas Assignment.

(h)    Housing Assistance. The Company will provide housing assistance in San Mateo, CA of up to $8,000 USD per month either paid directly by the Company or reimbursable to you through Expense Management. You are responsible to pay your own utilities and excess housing above the housing budget. The housing budget may be reviewed and adjusted during the Assignment period.

If applicable, the Company will pay to the landlord directly a refundable security deposit at the commencement of a lease. This deposit is refundable in full upon termination of the lease. However, should any portion of the deposit not be returned due to damage or dilapidation caused by you or your family, you are responsible for reimbursing to the Company the sum deducted.

Before entering into any residential lease agreement or extension paid for by the Company, an English version of the lease must be provided to and reviewed by Finance, Human Resources and Legal for approval and signature (if the lease is in the name of the Company). No matter what the legal form of housing arrangement may be, you are responsible for all damages to housing which you occupy (excluding normal wear and tear). A signed copy of the final lease agreement should be sent to Global Mobility for its record.

After establishing your first non-temporary residence in the Host Country, should you elect to relocate to another residence based on personal preference and not due to request by the Company, you will be responsible for any agent fees, penalties for breaking the lease, and moving expenses associated with that second move. If you must change your residence due to conditions or circumstances beyond your control, the Company will reimburse your moving expenses for household and personal effects.

Overseas Home Ownership. The Company strongly discourages the purchase of housing in Host Country by a foreign national employee during employment abroad. The Company will in no way accept any responsibility for losses resulting from such purchases, or cover any associated tax liability, as a result of such purchase.

(i)    Relocation Bonus. You will receive a one-time relocation bonus in the amount of $4,000 USD (grossed up for taxes) payable in your first US paycheck. This bonus is designed to help cover miscellaneous relocation and settling-in expenses, such as but not limited to, purchases of kitchen appliances, set up of local utilities and/or internet; airfare upgrades, additional insurance for car or home, mail forwarding as well as any additional costs which are not specifically paid or reimbursed by the Company elsewhere in this Agreement, and for which the Company requires no receipts. This bonus will include purchase of furnishing and appliances needed to establish your long-term housing in the Assignment location.

(j)    Participation in Benefit Plans. You shall be entitled to participate in the benefit plans available through our local US Medical Plan. The benefits shall include medical, dental, and vision.

Furthermore you will be entitled to life benefits, business travel medical and accident insurance, and disability based on the Host Country benefits plans while on Assignment.

If your participation in international “social security” plan or other governmental welfare programs is required in the Host Country, you will contribute to such plans while your Home Country social security contributions may cease during the Assignment period.

(k)    Working Hours. You will observe the work schedule in effect for similarly situated employees in the Host Country. You may be required to work reasonable additional hours. It is agreed that your annual income takes this into account and you will not be entitled to any additional remuneration for working the reasonable additional hours.

(l)    Sick Leave. You shall be entitled to sick leave in accordance to the Host Country sick time policy.

(m)    Public Holidays. You shall be granted the same public holidays as are observed by the Host location office.

(n)    Annual Vacation and Time Keeping. While on Assignment in the United States, you will follow the US vacation policy and entitlements. You are entitled to vacation time based on length of service. Your Business Unit will manage applications for, and approval for, any planned or unplanned vacation. Vacation will accrue in accordance with the Host Country vacation policy.

3.	PRE-RELOCATION & RELOCATION ASSISTANCE

(a)    Pre-Employment Physical Examination. It is recommended that you and your accompanying family undergo a complete physical examination prior to departure for the Assignment. This is for your and the Company’s protection that you may perform your duties without health concerns while on Assignment.

(b)    Visa/Work Permit. The Company will pay the cost of obtaining all necessary visas and/or work permit through the Company’s designated immigration service provider. You and your accompanying spouse must complete required work permit and visa applications. This offer is contingent upon your work permit being approved by the authorities and any other agency that is required.

(c)    Shipment of Personal Effects and Household Goods. The Company will arrange and pay the normal charges and insurance for up to 500 pounds by air for personal effects and household goods from the Home Country to one destination at the Host Country. You are responsible for any excess shipment and custom duties costs. Shipment shall be handled by a carrier selected by the Company.

The Company will not pay for shipping or storing of any bulky items such as pianos, antiques, boats, automobile, weapons, liquor, wine, artwork, shop tools, collectibles, etc.

The Company will not reimburse you for custom duties assessed on any furs, clothing, trademark items, electronic items or household appliances, wine, collectible, etc.

The shipping company will provide replacement value insurance based upon the declared value of your goods up to a reasonable limit based on your maximum shipment weight/volume. You will be asked to complete an inventory of household goods. If a thorough inventory is not prepared and forwarded to the selected carrier prior to shipment, no insurance can be provided.

(d)    Shipment of Automobiles. The Company does not authorize the shipment of personal automobiles due to the complexities associated with meeting the Host Country’s requirements of registration, special certification, insurance and export of the vehicle into and out of the Host Country.

(e)    Shipment of Household Pets. The Company will not reimburse you for the shipment of pets or live animals to the overseas location. You are responsible for the kennel, physical examination or quarantining of pets or live animals in the overseas location.

Should you choose to bring household pets with you on Assignment, you are strongly encouraged to familiarize yourself with custom and quarantine requirements, and other rules for bringing animals into your Host Country. You should also consider the limitations this will have on your housing selections.

4.     TAXATION & TAX SERVICES
The Company will assist you in providing tax return preparation services for India and the US for the tax years related to the Assignment period.

KPMG GMS (Global Mobility Services) has been engaged to prepare your tax returns and inform you of your tax obligations while working overseas. For each year that KPMG prepares your tax returns, you will be forwarded a Tax Data Organizer for each country. It will be your responsibility to complete the Tax Data Organizers and submit them back to KPMG by the scheduled deadline dates. If you fail to submit the Tax Data Organizers back to KPMG by the deadline, any penalties or interest that may result will be your responsibility.
Upon acceptance of your Assignment, you will be contacted by a KPMG representative from the US to discuss the tax implications of your Assignment. The consultation will address the Host Country tax issues, the local filing requirements and also discuss any transactions that may increase Host Country taxes including any personal tax concerns related to your Assignment.
While on Assignment in the US, you will be solely responsible for any applicable income and social taxes in the US as well as in India on all compensation related to the Assignment.
5.    EMPLOYMENT STATUS

You acknowledge that although you will be temporarily assigned to work in the Host Country location, you will become an employee of Franklin Templeton Companies, LLC, and applicable laws of the Host Country will govern your employment, subject to Section 9(f) below. You will also be required to review, become familiar with, and abide by all applicable Company policies and procedures.

6.	EMPLOYMENT RESTRICTIONS AND BUSINESS CONDUCT

You agree that during the term of your Assignment, you will devote your full time and attention to fulfilling your responsibilities to the Company. You will not perform any comparable services for any person, or entity, involved in any other businesses in which the Company (or its parents, subsidiaries, or affiliates) is engaged. You will not engage in any employment, activities, or business enterprises that would conflict with your service to, or interest of, the Company nor conflict with the standards of integrity as guided by the Franklin Templeton’s Code of Ethics and Business Conduct.

7.	REPATRIATION

At the satisfactory completion of your Assignment, the Company will provide you with relocation assistance, and will cover many of the expenses associated with the move back to your Home Country or relocation to a subsequent country.

(a)    Travel to Home Country. The same provisions shall apply as in clause 2(g).

(c)    Shipment of Personal Effects and Household Goods. The Company will arrange for return shipment as outlined in clause 3(c).

(d)    Shipment of Automobile or Household Pet. The same provisions shall apply as in clause 3(d) and clause 3(e).

8.	TERMINATION

If you voluntarily terminate service with the Company while on Assignment, you agree to provide the Company 30 days advance written notice. All compensation and benefits associated with your Assignment will cease as of the date of separation and you will be responsible for any costs associated with breaking the housing lease.

Should the Company terminate your services while on Assignment, you will receive 30 days written notice and full repatriation benefits. If you are terminated for cause, you will not be eligible for any repatriation benefits.

9.	OTHER

(a)    Emergency. In the event of life threatening illness or death of a member of your immediate family, the Company will provide business class round trip airfare to the Home Country for you and your accompanying spouse/family. For the purpose of this policy, “immediate family” is defined as mother, father, brother, sister, child, and spouse of a son or daughter. You will be eligible for a personal emergency leave up to a maximum of 3 days. Temporary living expenses, such as food, hotel, taxi, or car rental during the emergency trip will not be reimbursed.

Any emergency situation should be discussed with appropriate line management. Prior approval for emergency travel shall be obtained within 72 hours to claim reimbursement. The Company reserves the right to require documentation verifying emergency claims.

(b)    Employment Agreement. You understand that this agreement does not constitute an employment contract and your employment is at-will. This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way. You are free to resign at any time. Similarly, the Company is free to terminate your employment at any time for any reason. You further acknowledge that no supervisor, manager or representative of the Company has any authority to enter into any agreement for employment for any specified period of time or to make any agreement contrary to the at will relationship. The Chief Executive Officer of the Company is the only individual with the authority to enter into any agreement contrary to the at will relationship. Likewise, as to all other terms of the Employee Handbook, only the Chief Executive Officer of the Company has the authority to authorize, in writing, any individual agreement, understanding, or other term of employment that is inconsistent with the policies and practices stated in the handbook.

By signing below, you agree that your employment relationship and all terms and conditions of your employment relationship should be governed exclusively by and construed in accordance with Host Country laws, and that any action, claim, cause of action, charge, or complaint relating to or arising out of your employment or your separation from employment shall be brought for resolution in a Host Country court. Invalidation or unenforceability of any provision herein shall in no way affect any other provision herein; such other provision(s) shall remain in full force and effect. Any invalid or unenforceable provision shall be replaced by that legally valid provision that most closely effectuated the effect of the invalid provision.

(c)    Modifications and Waivers. No term, provision or condition of this Agreement may be amended or modified unless such modification or discharge is authorized by the Company and is agreed in writing and signed by you and an officer of the Company. No waiver by either party of any breach by the other party regarding any term, provision or condition of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d)    Outstanding Balances. At the termination of your Assignment or termination of your employment (whichever occurs first), Franklin Templeton has the right to withhold any monies due back to Franklin Templeton. By signing this Agreement, you authorize Franklin Templeton to withhold any such monies.

(e)    Confidentiality Clause. This Agreement shall be held in strictest confidence.  Any disclosure of this Agreement by you other than to employees in the Company’s Human Resources or Payroll departments, or to Franklin Templeton’s Tax Service Provider could void all or part of the terms and conditions of this Agreement and may be grounds for immediate termination from Franklin Templeton Investments, LLC. This subsection does not prohibit your disclosure of the terms, amount, or existence of this Agreement to a Government Agency. 1 Also, this subsection does not prohibit your disclosure of the terms, amount, or existence of this Agreement to the extent legally necessary to enforce this Agreement, subject to Section 9(f), below, nor does it prohibit disclosures in a legal proceeding when legally required:

(f)    Mandatory Direct Discussion, Mediation, and Arbitration of Disputes. Unless prohibited by the laws of the Host Country, the Parties agree to resolve all disputes arising under this Agreement exclusively through Alternative Dispute Resolution (“ADR”), including direct discussion and mandatory mediation, followed, if necessary, by final and binding arbitration in accordance with the Franklin Templeton Investments Alternative Dispute Resolution Policy and Agreement (the “ADR Agreement”) then in effect between the Parties. This agreement to discuss, mediate and if necessary, arbitrate includes any dispute arising under this Agreement between you and any past,

If you are in agreement with the conditions of your Assignment as outlined in this Agreement, please sign and return one copy of this Agreement to Global Mobility. A copy should be retained for your records and information.

Sincerely,

/s/ Jenny Johnson	5/11/17
Jenny Johnson	DATE
President & COO

I have read, understand and agree with the terms and conditions of my Assignment with Franklin Templeton Companies, LLC as set forth above:

/s/ Alok Sethi	5/26/17
Alok Sethi	DATE

__________________
1    A “Government Agency” as used throughout this Agreement includes any U.S. or non-U.S. national, federal, provincial, regional, state, or local governmental agency, commission or legislative body, or self-regulatory organization, including, by way of representative example only, any securities and financial regulators or employment and labor regulators.